Exhibit 99.1

HCP ENTERS INTO AGREEMENT TO SELL 7,800,000 SHARES

LONG BEACH, CA – June 18, 2012 – HCP (NYSE:HCP) today announced that it has agreed to sell 7,800,000 shares of its common stock to Citigroup, as sole underwriter, in an underwritten public offering.  HCP intends to use the net proceeds from this offering to repay indebtedness, including $250 million aggregate principal amount of its 6.45% Senior Notes at maturity on June 25, 2012, and to use the remaining net proceeds for general corporate purposes that may include the funding of future acquisitions or investments.

This offering of shares of HCP common stock may be made only by means of a prospectus.  A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220 or by telephone at 1-800-831-9146 or by email at batprospectusdept@citigroup.com.  The underwriter has an option to purchase up to 1,170,000 additional shares of common stock, exercisable within 30 days.  The last reported sales price of HCP’s common stock on the New York Stock Exchange on June 18, 2012 was $43.62.  The offering is expected to close on June 22, 2012, subject to customary closing conditions.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions, the ability of HCP to complete the offering, receive the resulting proceeds and deploy such proceeds as indicated in this release.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309